UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012
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OSL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
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Nevada (State or other jurisdiction of incorporation)	001-32658 (Commission File Number)	98-0441032 (I.R.S. Employer Identification Number)

60 Dutch Hill Road, Suite 15
Orangeburg, NY 10962
(Address of principal executive offices and zip code)

(845) 363-6776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of October 10, 2011, Office Supply Line, Inc. (“Office Supply Line”), a wholly-owned subsidiary of OSL Holdings, Inc. (the “Company”), issued a promissory note (the “Note”) to Crisnic Fund, S.A. (“Crisnic”), pursuant to which Office Supply Line promised to pay to Crisnic Fund the principal sum of $240,000, all in accordance with the terms described therein.

The Note, among other things, provides that if Office Supply Line fails to pay any principal payment required under the terms of the Note within five days of the due date, Crisnic shall deliver, in accordance with the terms of the Note, written notice of such event (the “Notice”) to Office Supply Line, at which time Office Supply Line has 30 days following receipt of the Notice to cure any such default (the “Cure Period”). In the event Office Supply Line fails to cure the default by the end of the Cure Period, Crisnic may then declare all outstanding obligations under the Note to be immediately due and payable, and shall also receive 650,001 shares of preferred stock of the Company, which were pledged as security for repayment.

As of November 1, 2012, $100,000 of the principal under the Note has been repaid, leaving approximately$140,000 due and owing. All of the principal under the Note was due as of January 3, 2012.

Crisnic notified Office Supply Line and the Company, by letter dated October 28, 2012 (the “Letter”) but deemed delivered in accordance with the terms of the Note on November 1, 2012, that Office Supply Line remains in default under the Note, and that Crisnic has declared all sums due and owing under the Note immediately due and payable.

The Company and Office Supply Line disagree that any amount under the Note is immediately due and payable as neither of them had received appropriate notification from Crisnic to commence the Cure Period until receipt of the Letter. Accordingly, Office Supply Line and the Company believe that the date to cure the non-payment under the Note is December 1, 2012. At such time, if the Note remains unpaid in full, all outstanding amounts shall be immediately due and payable by Office Supply Line and the Preferred Stock will be released to Crisnic.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSL Holdings, Inc.

Date: November 5, 2012	By:	/s/ Eric Kotch
Name: Eric Kotch
Title: Chief Financial Officer